EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59645, 333-15537, 333-38895, 333-65818, 333-119873 and 333-65846) of CT Communications, Inc. of our report dated January 31, 2007, relating to the audited consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 2006 and 2005 and the related consolidated statements of income and partners’ equity, and cash flows for the years ended December 31, 2006 and 2005, which report is included in the December 31, 2006 Annual Report on Form 10-K of CT Communications, Inc.

/s/  Elliott Davis, LLC

Columbia, South Carolina
March 7, 2007